Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

PATIENT INFOSYSTEMS, INC.

PATIENT INFOSYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as of this 19th day of September, 2006:

First:	The name of the Corporation is Patient Infosystems, Inc.

SECOND:            The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

“Article I shall be amended and restated to read in its entirety as follows:

I.	The name of the corporation is CareGuide, Inc.”

THIRD:                Thereafter pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Patient Infosystems, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of the date first written above.

PATIENT INFOSYSTEMS, INC.

By: /s/ Chris E. Paterson

Chris E. Paterson, Chief Executive Officer